Silver Dragon Reports on Progress at Laopandao Ag-Cu Polymetallic Project
in Northern China

BEIJING, April 28, 2008, 2008 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (OTCBB:SDRG) is pleased to announce further progress of its 2007 exploration program at the Laopandao Silver Project ("Laopandao") located in the Erbahuo Silver District in Northern China. In addition to its drilling program (see press release October 2, 2007), Silver Dragon also completed a 1,064-meter tunneling program in 2007 and found six mineralized bodies revealed by tunnel "PD6-NCM6" and five mineralized bodies revealed by tunnels "PD6-SCM2" and "PD6-NCM2". The highlights are as follows:

Mineralized body I-5 is 1.3m thick, averaging 2,019.15g/t Ag and 4.68% Cu;
Mineralized body I-7 is 0.8m thick, averaging 886g/t Ag and 6.95% Cu;
Mineralized body I-6 is 0.5m thick, averaging 886g/t Ag and 0.08% Cu;;
Mineralized body I-3 is 0.8m thick, averaging 528g/t Ag, 2.24% Cu and 0.1% Sn;
Mineralized body II-3 is 1.3m thick, averaging 274.46g/t Ag and 1.26% Cu;

Below are the sampling plan map of the PD6 tunneling project in Figure 1 and the chemical assay results in Table 1.

Plan of Tunnel PD6 of Laopandao

Scale 1: 500

0 10 20m

Legend

- Rhyolitic Tuff Lava
- Rhyolitic Breccia Tuff
- Brecciated Tuff Lava
- Tuff Siltstone
- Structural Breccia
- Observed & Inferred Geological Boundary
- Prospecting Line Position & No.
- Tunnel Position & No.
- Mineralized Body & No.
- Fault & its Occurrence
- Mineralized Body $\frac{\text{Grade(Au g/t Ag g/t Cu\% S\%)}}{\text{Width(m)}}$
- Sampling Position & Number For Chemical Samples
- Measuring Point & No.

Table 1 Chemical Assay Results from the PD6 Tunneling Program, Laopandao

Tunnel	Mineralized Body	Position		Sample Length (m)	Au (g/t)	Chemical Assay		Sn (%)	Average Grade (Au g/t Ag g/t Cu% Sn%) / True Thickness (Horizontal Thickness) (m)
		From (m)	To (m)			Ag (g/t)	Cu (%)
	I-2	166.0	167.0	1.0		23.8	0.88	0.034	Ag 23.8 Cu 0.88 Sn 0.034/1.0(1.0)
	I-3	184.0	184.8	0.8		528.0	2.24	0.100	Ag 528.0 Cu 2.24 Sn 0.100/0.8(0.8)
	I-4	204.6	205.3	0.7		64.8	0.58	0.018	Ag 64.8 Cu 0.58 Sn 0.018/0.7(0.7)
	I-5	209.4	210.0	0.6		3760.0	8.68	0.045	Ag 2019.15 Cu 4.68 Sn 0.040/1.3(1.3)
	I-5	210.0	210.7	0.7		527.0	1.26	0.041
	I-6	233.0	233.5	0.5		886.0	0.08	0.028	Ag 886.0 Cu 0 .08 Sn 0.028/0.5(0.5)
	I-7	236.7	237.5	0.8		886.0	6.95	0.031	Ag 886.0 Cu 6.95 Sn 0.031/0.8(0.8)
		83.7	84.1	0.4		23.6	0.45	0.020	Ag 23.6 Cu 0.45 Sn 0.020/0.4(0.4)
	II-2	3.0	3.7	0.7		10.9	0.30	0.080	Ag 15.1 Cu 0.33 Sn 0.050/1.3(1.3)
	II-2	3.7	4.3	0.6		20.0	0.36	0.010
	II-1-1	55.0	56.0	1.0		74.5	0.09	0.160	Ag 59.02 Cu 0.06 Sn 0.070/2.6(2.6)
	II-1-1	56.0	57.0	1.0		46.2	0.03	0.010
	II-1-1	57.0	57.6	0.6		54.6	0.04	0.010
	II-1-2	59.2	60.0	0.8		8.9	0.11	0.024	Ag 8.9 Cu 0.11 Sn 0.024/0.8(0.8)
	II-1-3	63.0	64.0	1.0		51.0	0.26	0.043	Ag 51.0 Cu 0.26 Sn 0.043/1.0(1.0)
		22.8	23.2	0.4		14.6	0.13	0.020	Ag 14.6 Cu 0.13 Sn 0.020/0.4(0.4)
	II-3	39.9	40.7	0.8		356.0	1.34	0.017	Ag 274.46Cu 1.26 Sn 0.020/1.3(1.3)
	II-3	40.7	41.2	0.5		144.0	1.13	0.017
YM6	II-2	12.0		1.0	0.02	2.1	0.079	0.260	Au 0.02 Ag 1.95 Cu 0.05 Sn 0.19/1.9(2.0)
	II-2	12.0		1.0	0.02	1.8	0.023	0.110
CM2-1	II-2	5.4	6.0	0.6	0.01	26.2	0.40	0.056	Au 0.01 Ag 25.66 Cu 0.41 Sn 0.050/2.4(2.6)
	II-2	6.0	7.0	1.0	0.02	41.8	0.70	0.065
	II-2	7.0	8.0	1.0	0.01	9.2	0.13	0.034

"We are very excited about these results from our exploration of the Laopandao Project, especially with the discoveries in mineral body I-5. We look forward to the completion of the NI 43-101 report that was commissioned for this year as this will add further net asset value to the company." stated Colin Sutherland, Chief Financial Officer and interim Chief Executive officer.

About Laopandao

The Laopandao exploration area covers 44.79 square kilometers and is located approximately 650 kilometers north by northeast of Beijing in Chifeng, Inner Mongolia. Mineralization zones have been identified in the northern, central and southern portions of the exploration area. The 2007 exploration program began in April and focused on the central area known as anomalous zone No. 95. To date, nine holes and 3,297.9m have been drilled to depth, 1,277m of tunnels and 7,174m3 of trenching projects have been completed resulting in the identification of mineralized zones. According to assay results, from both the current and previous exploration programs, the exploration area comprises three mineralization zones: No.102 Anomalous Zone in the south, No.95 Anomalous Zone in the center and No.104 Anomalous Zone in the north. Exploration efforts so far have been focused on the central zone No.95 Anomalous Zone (See Press Release October 2, 2007). The most significant discovery was the existence of Ag-Sn-Cu mineralization on the peripheries of a previously identified tin mineralized zone. The mineralization is mainly a continental volcanic-sedimentary rock altered strata-bound mineral type. Silver Dragon intends to submit an application for a mining license for the Laopandao Silver Project this year.

Silver Dragon has also retained Micromine Pty Ltd to prepare a Canadian National Instrument ("NI") 43-101 and Australian Joint Ore Reserves Committee ("JORC") compliant technical report and review of the Laopandao Project (See Press Release January 31, 2008) which is expected to be completed at the end of this summer.

Dr. Tiebing Liu, P. Geo., a "qualified person" within the meaning of NI 43-101, prepared the technical information disclosed in this news release.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerro las Minitas and Erbahuo projects in Mexico and China respectively. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Laopandao Beihou Silver Project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. Information inferred from the interpretation of assay results and information concerning mineralization zones may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact Silver Dragon Resources Inc.
Colin Sutherland
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

Alessandro Motta
Investor Relations
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com